PROSPECTUS Dated November 21, 2011	Term Sheet No. 687 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
Dated March 18, 2013
Rule 433

GLOBAL MEDIUM-TERM NOTES, SERIES F
Floating Rate Senior Notes Due March 28, 2023

     We, Morgan Stanley, will issue the Global Medium-Term Notes, Series F, Floating Rate Senior Notes Due March 28, 2023 (the “notes”) only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

     We describe the basic features of the notes, including how interest is calculated, accrued and paid, including the adjustment of scheduled interest payment dates for business days (except at maturity), in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” subject to and as modified by the provisions described below.

Principal Amount:	$	Interest Reset Period:	Quarterly
Maturity Date:	March 28, 2023	Interest Reset Dates:	Each Interest Payment Date
Settlement Date		Interest Determination
(Original Issue Date):	March 28, 2013	Dates:	The second London banking
Interest Accrual Date:	March 28, 2013		day prior to each Interest Reset
Issue Price:	100%		Date
Commissions:	%	Reporting Service:	Reuters (Page LIBOR01)
Proceeds to		Call Price:	NA
Morgan Stanley:	$
Specified Currency:	U.S. dollars	First Call Date:	NA
Redemption Percentage		Call Frequency:	NA
at Maturity:	100%	Business Day:	New York
Base Rate:	LIBOR	Calculation Agent:	The Bank of New York Mellon
Spread (Plus or Minus):	Plus 1.10%		(as successor to JPMorgan
Chase Bank, N.A. (formerly
Index Maturity:	Three months		known as JPMorgan Chase
Index Currency:	U.S. dollars		Bank))
Initial Interest Rate:	The Base Rate plus	Minimum Denominations:	$1,000 and integral multiples
	1.10% (determined by the		of $1,000 in excess thereof
	Calculation Agent on the	Survivor’s Option:	No
	second London banking day	CUSIP:	61760LCZ6
	prior to March 28, 2013)	Other Provisions:	None
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 28, June 28,
September 28 and
December 28, commencing
June 28, 2013

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837. You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011                Prospectus dated November 21, 2011

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this term sheet or the accompanying prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY